Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

VALIDUS HOLDINGS, LTD. PROVIDES INITIAL ESTIMATE OF NET NEGATIVE
FINANCIAL IMPACT FROM HURRICANE SANDY

Pembroke, Bermuda - December 21, 2012 - Validus Holdings, Ltd. (“Validus”) (NYSE: VR) today provided an initial estimate of the net negative financial impact from Hurricane Sandy. Validus expects to record a net negative financial impact from this event, net of reinstatement premiums and reinsurance, retrocessional and other recoveries in the amount of $333.1 million. This amount is apportioned between Validus' operating segments as $256.2 million to the Validus Re segment and $76.9 million to the Talbot segment.

Validus' initial estimate is based on estimated insured industry losses of approximately $25 billion.

Chairman and Chief Executive Officer Edward J. Noonan commented, "Hurricane Sandy was a large, complex loss event impacting our business across all of our operating segments and through multiple classes. As a leader in both the property catastrophe and marine classes, we see this event as being both unique and difficult for our clients to reserve. Our estimate of the net negative financial impact from Hurricane Sandy corresponds to an industry-wide insured market loss in excess of $25 billion, which appreciably exceeds industry loss estimates implied by the aggregate losses reported to us to date by our ceding clients. We have undertaken a thoughtful review of our property, marine and specialty exposures in the affected region in arriving at our initial estimate of the net negative financial impact from Hurricane Sandy, but would caution as noted below that all estimates should be considered preliminary at this point."

Separate from these figures is the estimate of net negative financial impact from Hurricane Sandy to Flagstone Reinsurance Holdings, S.A. (“Flagstone”) which on the same net basis as described above is $39.1 million. The net negative financial impact to Flagstone will not impact Validus' results of operations in the fourth quarter 2012 as the loss event took place prior to the date of Validus' acquisition of Flagstone which was completed on November 30, 2012.

The above estimates are based on Validus' current evaluation of impacted contracts and information provided by customers and intermediaries. Validus' actual losses from this event may vary materially from this estimate due to uncertainties inherent in this preliminary information.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183.

Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

Cautionary Note Regarding Forward-Looking Statements
This press release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “could” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of Validus' risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) Validus' ability to implement its business strategy during “soft” as well as “hard” markets; 7) adequacy of Validus' loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) Validus' ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses Validus may acquire or new business ventures Validus may start; 15) the effect on Validus' investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus' most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contacts:
Investors:
Validus Holdings, Ltd.
Jeff Sangster, Executive Vice President
+1-441-278-9000
or
Media:
Brunswick Group
Greg Faje / Beau Allen
+1-212-333-3810